UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2023

Kaanapali Land, LLC

(Exact name of registrant as specified in its charter)

Delaware	0-50273	01-0731997
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 N. Michigan Ave., Chicago, Illinois 60611

(Address of principal executive offices)

Registrant’s telephone number, including area code: 312-915-1987

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[_]       Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [_]

ITEM 8.01. OTHER EVENTS.

The following topics which were addressed in the Company’s Form 10-Q filed August 14, 2023 are hereby updated to address material developments which have occurred from August 14, 2023 through October 16, 2023.

Lahaina Wildfire Update

Beginning on August 8, 2023, a wildfire occurred due east of historic Lahaina town in Maui. The fire spread rapidly due to extreme wind conditions caused in part by Hurricane Dora which traveled 800 miles offshore west of Maui. The fires caused multiple fatalities, widespread damage to Lahaina town and the surrounding area including the Company’s 19-acre Pioneer Mill site. The Company’s offices and coffee mill are located on the site as well as various other structures and a building which is leased to an unrelated third party and used to operate a coffee store. The Company also utilized portions of the property for short term license agreements with third parties that generates income for the Company. Although no employees were injured in the fire, the Company’s offices and coffee store building were destroyed. Additionally, it appears that most of the personal property of the licensees and the coffee mill was severely damaged if not destroyed. The widespread destruction is likely to cause disruptions in the Company’s development plans. The damage to the coffee mill has disrupted operations and will prevent the Company from processing and selling the current year coffee crop. It is also likely that the fires and devastation caused thereby will adversely affect the Maui economy and businesses operated on Maui. The Company continues to evaluate the extent of the damage to its property and equipment and has initiated claims with its insurance carriers. Access to the property remains restricted and such restrictions are expected to continue for the near term. The Company has received an initial, unallocated advance payment of $1,000,000 from its insurance carrier. Notwithstanding the advance, there can be no assurance that the Company’s insurance coverage will fully compensate the Company for its losses incurred in connection with the fire and related devastation, including the costs of its structures and equipment lost in the fire, the loss in revenue from the lack of coffee sales, or the loss of income from the licensees. The Company could experience losses in excess of our insured limits, and further, claims for certain losses could be denied or subject to deductibles or exclusions under our insurance policies. The Company has relocated its offices to temporary office facilities located on its lands in Kaanapali. Additionally, the Company was able to recover its electronic files which were stored on its servers destroyed in the fire from back up files existing at an offsite location and recovery efforts continue.

Water Disclosure

By letters dated October 28, 2022, the State of Hawaii Commission on Water Resource Management (“CWRM”) officially designated all six Aquifer System Areas of the Lahaina Aquifer Sector, Maui, as Ground Water Management Areas, as of August 6, 2022. CWRM notified the Company that by August 5, 2023, the Company would need to apply for ground and surface water use permits to continue the Company’s use of certain wells that are integral to the Company’s entire operations. The Company has submitted such applications for permits. The permits, when or if granted and subject to various conditions, would preserve the Company’s existing water uses as of August 6, 2022. The Company cannot provide any assurances that CWRM will approve such permit applications for the amounts of water the Company seeks or impose conditions on such use that might affect the Company’s operations. At this time, the Company is uncertain whether the fires and resulting devastation might delay CWRM’s permit approval process. If CWRM should fail to approve the Company’s water requests or impose onerous conditions on its use, CWRM’s actions could delay the Company’s development in substantial and material respects and affect the Company’s operations and finances. Further, in the event permits adequate to the Company’s plans are not received timely or at all, there could be negative impacts on the west Maui real estate market as a whole and on the development and sale of the Company’s lands on the Island of Maui, thereby materially and adversely affecting the Company’s operations, land sales, land values, results, and financial position.

Development Disclosures

The Company is in the planning stages for the development of a 295-acre parcel in the region mauka of Kaanapali Coffee Farms (“KCF Mauka”). The parcel is to be comprised of 61 agricultural lots that will be offered to individual buyers. The Company expects to develop the parcel in phases and all phases have been submitted to the County of Maui (the “County”) for subdivision approval. The Company has been working with the County to resolve certain of the County’s comments relating to the subdivision. The Company’s understanding is that all outstanding comments from the County have been resolved orally with County staff. The final approval letter has been pending and additional efforts are being made to secure the written approval. Upon final subdivision approval and receipt of final plat of the first phase from the County, which requires a bond in the amount of the cost to develop the first phase, the Company can pre-sell the undeveloped lots in the first phase. The Company expects to market the lots in the first phase upon receiving final approvals from the County, subject to various contingencies, including, but not limited to, governmental and market factors and the availability of a bond to secure the first phase of the development. At this time, the Company is uncertain whether the fires and resulting devastation may negatively impact the marketability of the lots in the first phase of the development. Therefore, there can be no assurance the Company will be able to meet such timeline, that the subdivision will ultimately be approved or that the lots will sell for prices deemed advantageous by the Company.

The Company is in the planning stages for the development of a 241-acre residential development site in the region south of Kaanapali Coffee Farms known as Puukolii Village. The conceptual master plan is comprised of 20 developable parcels planned for 940 units including a mix of affordable and market priced homes, both single and multi-family, mixed use commercial, parks, school, and community facilities. Puukolii Village is fully entitled. At this time, the Company is uncertain whether the fires and resulting devastation might delay approvals from the County. In conjunction with the potential development of Puukolii Village and in coordination with the possible development by an unrelated third party of the 14.9 acre site to be used for a critical access hospital, the Company entered into a contract to install a sewer line from the Puukolii Village site to the critical care hospital site. The developer of the critical access hospital site is obligated to share in the sewer line cost for the portion of the sewer line fronting the critical care hospital site. Reference is made to the Company’s Form 10-Q filed August 14, 2023.

Employee Benefit Plan Disclosure

The Company participated in a defined benefit pension plan (the “Pension Plan”) that covered substantially all its eligible employees. The Pension Plan was sponsored and maintained by the Company in conjunction with other plans providing benefits to employees of the Company and its affiliates. Pacific Trail Holdings LLC, the manager of the Company, adopted a plan to freeze the benefit accruals under and close participation in the Pension Plan and terminate the Pension Plan on June 1, 2022. Effective February 7, 2022, the fair value hierarchy Level 1 and Level 2 plan asset investments were reallocated to a money market fund. Benefit accruals were frozen on March 31, 2022. The Company paid lump sum benefits totaling approximately $420,000 to Pension Plan participants during October 2022, thereby settling all benefit Pension Plan liabilities. The Company’s former Pension Plan assets were approximately $19,397,000 as of August 30, 2023. The Company transferred $5,000,000 of the Plan assets to a qualified replacement plan (“QRP”) in which all of the participants in the terminated Pension Plan who are employed by the Company became active participants in the QRP. The QRP also includes the employees of certain affiliates of the Company. The remaining assets of the terminated Pension Plan of approximately $14,500,000 reverted to the Company on September 15, 2023. The Company is subject to a 20% excise tax of approximately $2,900,000, which will be paid in October 2023. The funds free up cash to better prepare the Company for tightening credit markets and are available for, among other things, working capital requirements, including future operating expenses, the Company’s obligations for engineering, planning, regulatory and development costs, drainage and utilities, and potential environmental remediation costs on existing properties. The amount transferred to the QRP of $5,000,000 and the excise tax amount of $2,900,000 reduce the Company’s net assets by approximately $7,900,000 and will be reflected in the Company’s Condensed Consolidated Statements of Operations at September 30, 2023. There can be no assurances that the Company will not be subject to additional taxes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAANAPALI LAND, LLC

By:	Pacific Trail Holdings, LLC (sole member)

/s/ Richard Helland
By:	Richard Helland, Vice President
Date:	October 16, 2023

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